Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-50005, 333-50827, 333-89453, 333-48420, 333-135772, 333-151841 and 333-158610) on Form S-8 of H.B. Fuller Company of our report dated January 29, 2013, with respect to the consolidated balance sheets of H.B. Fuller Company as of December 1, 2012 and December 3, 2011, and the related consolidated statements of income, total equity, and cash flows for each of the fiscal years in the three-year period ended December 1, 2012, and the effectiveness of internal control over financial reporting as of December 1, 2012, which report appears in the December 1, 2012 annual report on Form 10-K of H.B. Fuller Company.

/s/ KPMG LLP

Minneapolis, MN

January 29, 2013